As filed with the Securities and Exchange Commission on May 11, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cempra, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2644445
(State of incorporation)	(I.R.S. Employer Identification No.)

6340 Quadrangle Drive, Suite 100

Chapel Hill, North Carolina 27517-8149

(Address, including zip code, of registrant’s principal executive offices)

Cempra, Inc. 2011 Equity Incentive Plan

Cempra, Inc. Sixth Amended and Restated 2006 Stock Plan

(Full title of the plans)

Prabhavathi Fernandes, Ph.D.

President and Chief Executive Officer

6340 Quadrangle Drive, Suite 100

Chapel Hill, North Carolina 27517-8149

(919) 313-6601

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Kenneth E. Eheman, Esq.

Alexander M. Donaldson, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” (in Rule 12b-2 of the Act) (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	2,242,131	$6.88	$15,425,861.28	$1,767.80

(1)	Consists of 1,526,316 shares reserved for issuance under Registrant’s 2011 Equity Incentive Plan and 715,815 shares reserved for issuance under Registrant’s Sixth Amended and Restated 2006 Stock Plan, as amended. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of shares to be offered under the Registrant’s 2011 Equity Incentive Plan and the Sixth Amended and Restated 2006 Stock Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of the Registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the common stock on the Nasdaq Global Market on May 8, 2012 in accordance with Rule 457(c).

EXPLANATORY NOTE: Under the Jumpstart our Business Startups Act, we qualify as an “emerging growth company.” We therefore incorporate the scaled disclosure required of an emerging growth company in this Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given by Cempra, Inc. (the “Company”) to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Company to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 30, 2012;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission pursuant to Section 13 of the Exchange Act on May 10, 2012;

(c) The Company’s Current Reports on Form 8-K or portions thereof, filed pursuant to Section 13 of the Exchange Act on February 27 and March 26, 2012;

(d) The Company’s definitive proxy statement on Schedule 14A for the Company’s 2012 Annual Meeting of Shareholders, filed with the Commission pursuant to Section 14 of the Exchange Act on April 26, 2012; and

(e) The description of the Company’s common stock contained in Item 1 of its Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(b) of the Exchange Act on January 24, 2012 and as may be amended from time to time.

All documents filed, but not furnished, by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Company discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the SEC be incorporated by reference into or otherwise become a part of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law gives a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

10.2(1)	Cempra, Inc. Sixth Amended and Restated 2006 Stock Plan.

10.3(1)	Cempra, Inc. 2011 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 4).

(1)	Incorporated by reference to the exhibit filed in the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Commission on January 13, 2012.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chapel Hill, State of North Carolina, on the 11th day of May 2012.

CEMPRA, INC.

By:	/s/ Prabhavathi Fernandes
Prabhavathi Fernandes
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Prabhavathi Fernandes and Mark W. Hahn, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Pravhavathi Fernandes, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)	May 11, 2012
Prabhavathi Fernandes, Ph.D.

/s/ Mark W. Hahn	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2012
Mark W. Hahn

/s/ Garheng Kong, M.D., Ph.D.	Chairman of the Board	May 11, 2012
Garheng Kong, M.D., Ph.D.

/s/ David Gill	Director	May 11, 2012
David Gill

/s/ Dov Goldstein, M.D.	Director	May 11, 2012
Dov Goldstein, M.D.

/s/ John H. Johnson	Director	May 11, 2012
John H. Johnson

/s/ Richard Kent, M.D.	Director	May 11, 2012
Richard Kent, M.D.

/s/ Sherrill Neff	Director	May 11, 2012
P. Sherrill Neff